                                                                     EXHIBIT 5.1

                [LETTERHEAD OF MARTIN, SNOW, GRANT & NAPIER, LLP]

                               December 27, 2001


Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Colony Bankcorp, Inc. ("Colony") with respect to the offer and sale by Colony of shares of common stock, $1.00 par value per share, of Colony (the "Shares") to be issued to the shareholders of Quitman Bancorp, Inc. ("Quitman") upon the consummation of the merger of Quitman with and into Colony, all as further described in the Registration Statement.

     We have examined such records and documents and have made such investigation of law as we have deemed necessary under the circumstances.

     Based on that examination and investigation, it is our opinion that, when issued and sold in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state securities or "Blue Sky" laws, (i) the Shares will be duly authorized and validly issued; and (ii) the Shares will be fully paid and non-assessable.

     We understand that this opinion will be filed as Exhibit 5.1 to the Registration Statement and that this opinion will be referred to in the Proxy Statement/Prospectus that will be a part of the Registration Statement. We hereby consent to such use of and reference to this opinion.

                                        Very truly yours,



                                        /s/ MARTIN, SNOW, GRANT & NAPIER, LLP